EX99.1

For Immediate Release February 19, 2004	Contact: Dan Kelly (919) 774-6700

THE PANTRY, INC. CALLS ALL OUTSTANDING

10 ¼% SENIOR SUBORDINATED NOTES DUE 2007 AND ANNOUNCES THE SALE

OF $250 MILLION OF ITS 7.75% SENIOR SUBORDINATED NOTES DUE 2014

Sanford, North Carolina, February 19, 2004—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern United States, today announced that it is calling for redemption all of its outstanding 10 ¼% Senior Subordinated Notes due 2007 (“Notes”). The aggregate principal amount outstanding of the Notes is $200 million. The CUSIP number for the Notes is 698657AE3. A Notice of Redemption is being sent to all registered holders of the Notes.

Upon redemption, holders will receive a total of $1,034.17 per $1,000 principal amount of Notes, plus accrued interest through March 20, 2004. Payment to holders of the redeemed Notes will be made on March 22, 2004.

The Pantry also announced today that it had completed the sale of $250 million of its 7.75% Senior Subordinated Notes due 2014, part of the proceeds of which will be used to fund the redemption payments to holders of the Notes.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and the third largest independently operated convenience store chain in the country. As of February 13, 2004, the Company operated 1,380 stores in ten states under a number of banners including The Pantry®, Kangaroo®, Golden Gallon®, and Lil’ Champ Food Stores®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the success of the Company’s recent operational initiatives; fluctuations in domestic and global petroleum and gasoline markets; wholesale cost increases of tobacco; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the ability of the Company to take advantage of expected synergies in connection with its recent Golden Gallon® acquisition; the actual operating results of Golden Gallon®; capital markets and the Company’s access to capital; increases in interest rates; financial leverage and debt covenants; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s annual report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of February 19, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.